Exhibit 99.3

FOR IMMEDIATE RELEASE

May 4, 2017

TEGNA Shareholders Overwhelmingly Approve Re-election of Board Members, Say on Pay at Annual Meeting

McLEAN, VA – Shareholders of TEGNA Inc. (NYSE: TGNA) today overwhelmingly approved the re- election of Board members, an advisory resolution on the compensation of the company’s named executive officers, and holding future advisory votes on executive officer compensation every year.

TEGNA shareholders re-elected chairman Marjorie Magner, president and CEO Gracia Martore, Jennifer Dulski, Howard D. Elias, Lidia Fonseca, Jill Greenthal, Scott K. McCune, Henry W. McGee, Susan Ness, Bruce P. Nolop and Neal Shapiro to the Board of Directors at the annual meeting held at the company’s headquarters. The directors were elected to serve one-year terms ending at TEGNA’s annual meeting in 2018.

TEGNA’s shareholders also approved an advisory resolution on the compensation of the company’s named executive officers reported in the company’s 2017 proxy statement, voted to hold future advisory votes on the compensation of the company’s named executive officers every year and ratified the appointment of EY as the company’s independent accounting firm for the 2017 fiscal year.

“We have redefined our business by relentlessly pursuing innovation, advocating for those we serve and making strategic investments in our businesses,” said Martore. “As a result, we continue to have growing, high-margin businesses, dependable cash flows, financial discipline and a shareholder-focused capital structure that provides strong value to investors.”

About TEGNA

TEGNA Inc. (NYSE: TGNA) is comprised of a dynamic portfolio of media and digital businesses that provide content that matters and brands that deliver. TEGNA offers highly relevant, useful and smart content, when and how people need it, to make the best decisions possible. TEGNA Media includes 46 television stations and is the largest independent station group of major network affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. TEGNA Digital is comprised of Cars.com, the leading online destination for automotive consumers, CareerBuilder, a global leader in human capital solutions, and G/O Digital, a customized local digital marketing company. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Steve Kidera

Manager, Corporate Communications

703-873-6434

skidera@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-873-6917

jheinz@TEGNA.com